SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

ARADIGM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ARADIGM CORPORATION

3929 Point Eden Way
Hayward, California 94545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2002

TO THE SHAREHOLDERS OF ARADIGM CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aradigm Corporation, a California corporation (the “Company”), will be held on Friday, May 17, 2002, at 9:00 a.m. local time, at the Crowne Plaza, 1221 Chess Drive, Foster City, California for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 5, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Richard P. Thompson
Chairman, President and Chief Executive Officer

Hayward, California
April 16, 2002

      ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN TRANSACTIONS
OTHER MATTERS

ARADIGM CORPORATION

3929 Point Eden Way
Hayward, California 94545

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Aradigm Corporation, a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 17, 2002, at 9:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Crowne Plaza, 1221 Chess Drive, Foster City, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 16, 2002, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock and Series A Convertible Preferred Stock (the “Preferred Stock”) at the close of business on April 5, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 5, 2002, the Company had outstanding and entitled to vote 29,723,219 shares of Common Stock and 2,001,236 shares of Preferred Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held, and each holder of record of Preferred Stock on such date will be entitled to four votes for each share held, on all matters to be voted upon at the Annual Meeting.

      A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3929 Point Eden Way, Hayward, California 94545, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

      The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 17, 2002. The deadline for submitting a shareholder proposal that is not included in such proxy statement is not later than the close of business on March 18, 2003 nor earlier than the close of business on February 16, 2003. Shareholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      There are seven nominees for the seven Board positions presently authorized in the Company’s Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, six directors having been elected by the shareholders, and one, Mr. Nehra, having been elected by the Board.

      The candidates receiving the highest number of affirmative votes of the shares entitled to vote will be elected directors of the Company. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

      The names of the nominees and certain information about them are set forth below:

		Principal Occupation/
Name	Age	Position Held With the Company

Frank H. Barker	71	Chairman, U.S. Dermatologics, Inc. and Director
Stan M. Benson	51	Retired Senior Vice President, Sales and Marketing of Amgen Inc. and Director
Igor Gonda	54	Chief Executive Officer and Managing Director of Acrux Ltd. and Director
John M. Nehra	53	Managing General Partner of Catalyst Ventures, L.P. and Director
Wayne I. Roe	52	Consultant and Director
Richard P. Thompson	50	Chairman, President and Chief Executive Officer
Virgil D. Thompson	62	President, Chief Executive Officer and Director of Chimeric Therapies, Inc. and Director

      Frank H. Barker has been a director since May 1999. He has been the Chairman of U.S. Dermatologics, Inc., an over-the-counter pharmaceutical company, since February 1999, and was its President and Chief Executive Officer from October 1997 to February 1999. From January 1989 to January 1996, Mr. Barker served as a company group chairman of Johnson & Johnson, a health care products company. Mr. Barker holds a B.A. in business administration from Rollins College, Winter Park, Florida. Mr. Barker is a director of Catalina Marketing Corporation, a direct-to-consumer marketing company, and Jenex Corporation, a Canadian over-the-counter medical device company.

      Stan M. Benson has been a director since April 2001. Mr. Benson served as Senior Vice President, Sales and Marketing of Amgen Inc., a biotechnology company, from June 1995 to March 2001. Prior to joining Amgen, Mr. Benson worked at Pfizer Inc., a pharmaceutical company, for 19 years in various senior management positions. Mr. Benson is now retired. Mr. Benson received a B.A. in Mathematics and Computer Science and an M.A. in Mathematics from New York University.

      Igor Gonda, Ph.D. has been a director since April 2001. He is the Chief Executive Officer and Managing Director of Acrux Ltd., a drug delivery company in Melbourne, Australia. Dr. Gonda served as our Chief Scientific Officer from August 2000 until November 2001 and as our Vice President of Research and Development from 1995 until August 2000. From 1992 until 1995, Dr. Gonda was a Senior Scientist and Group Leader at Genentech, Inc., a pharmaceutical company. Prior to joining Genentech, Dr. Gonda was a Senior Lecturer in the department of Pharmacy at University of Sydney, Australia. Dr. Gonda holds a B.Sc. in chemistry and a Ph.D. in physical chemistry from the University of Leeds, United Kingdom.

      John M. Nehra was elected a director in December 2001 by our Board of Directors. Since November 1989, Mr. Nehra has been the Managing General Partner of Catalyst Ventures, L.P. and has held the position of General Partner with several New Enterprise Associates partnerships. Currently, he is a Special Partner of New Enterprise Associates 10, Limited Partnership, a venture capital partnership. Mr. Nehra received a B.A. from the University of Michigan. Mr. Nehra is a director of Iridex Corporation, Celeris Corporation and Davita Corporation and also serves on the boards of several privately-held health care companies.

      Wayne I. Roe has been a director since May 1999. Mr. Roe is currently an independent consultant in the life sciences industry. From October 1999 until November 2000, Mr. Roe was Senior Vice President of United Therapeutics Corporation, a pharmaceutical manufacturer. From March 1996 until March 1999, he was Chairman of Covance Health Economics and Outcomes Services, Inc., a contract research and developmental services company to the medical technology marketplace. From June 1988 to March 1996, Mr. Roe was the President of Health Technology Associates, a pharmaceutical industry consulting firm. Mr. Roe received a B.A. from Union College, an M.A. from the State University of New York at Albany and an M.A. from the University of Maryland. He is also a director of Ista Pharmaceuticals, Inc. and of several privately-held companies.

      Richard P. Thompson is our Chairman and has served as President and Chief Executive Officer since 1994. Mr. Thompson also served as Chief Financial Officer from April 1996 until December 1996. From 1991 to 1994, he was President of LifeScan, Inc., a Johnson & Johnson Company, a diversified health care company. In 1981, Mr. Thompson founded LifeScan, which was sold to Johnson & Johnson in 1986. Mr. Thompson holds a B.S. in biological sciences from the University of California at Irvine and an M.B.A. from California Lutheran College. He is also a director of TheraSense, Inc.

      Virgil D. Thompson has been a director since June 1995. He has been President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biopharmaceutical company, since September 2000. From May 1999 until August 2000, he was President, Chief Operating Officer and a director of Bio-Technology General Corporation, a pharmaceutical company. From January 1996 to April 1999, he was the President and Chief Executive Officer and a director of Cytel Corporation, a biopharmaceutical company. From 1994 to 1996, he was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a drug delivery company. From 1991 to 1993 he was President of Syntex Laboratories, Inc., a pharmaceutical company. Mr. Thompson holds a B.S. in pharmacy from Kansas University and a J.D. from The George Washington University Law School. He is also a director of Questcor Pharmaceutical Corporation and Bio-Technology General Corporation.

Board Committees And Meetings

      During the fiscal year ended December 31, 2001, the Board of Directors held nine meetings. The Board has an Audit Committee and a Compensation Committee.

      The Audit Committee monitors the corporate financial reporting and the internal and external audits of the Company, provides the Board of Directors the results of its examinations and recommendations, outlines to the Board of Directors the improvements made, or to be made, in internal accounting controls, and nominates independent auditors. The Audit Committee is composed of three non-employee directors: Frank H. Barker, John M. Nehra and Wayne I. Roe. All members of the Audit Committee are independent as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee met four times during 2001.

      The Compensation Committee recommends to the Board of Directors compensation levels for officers of the Company, establishes compensation levels for non-officer employees of the Company, makes recommendations to the Board of Directors regarding stock option grants under the Company’s 1996 Equity Incentive Plan (the “1996 Plan”), and otherwise administers the 1996 Plan. The Compensation Committee is composed of three non-employee directors: Stan M. Benson, Igor Gonda and Virgil D. Thompson. The Compensation Committee met once during 2001.

      During the fiscal year ended December 31, 2001, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which each served, held during the period for which each was a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

      The Audit Committee has the responsibility, under delegated authority from the Company’s Board of Directors, for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three non-employee directors and acts under a written charter adopted and approved by the Board of Directors in June 2000.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets with the independent auditors, who report directly to the Audit Committee, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      In addition, the Audit Committee has discussed with the independent auditors, the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees). The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their audit.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission (the “SEC”).

      From the members of the Audit Committee of Aradigm Corporation:

Frank H. Barker

John M. Nehra
Wayne I. Roe

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Ernst & Young LLP. For purposes of this vote abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

      Audit Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements was $129,375.

      Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2001, the Company was not billed any fees by Ernst & Young LLP for information technology consulting services.

      All Other Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for professional services other than audit and information technology consulting fees was $8,000.

      The Audit Committee has determined the rendering of all other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock, including Common Stock available upon the exercise of stock options exercisable on or prior to April 29, 2002, and Preferred Stock as of February 28, 2002, by each person known to us to own beneficially more than five percent of the Common Stock or Preferred Stock, each nominee for director and the executive officers. The Preferred Stock votes together with our Common Stock as if it had been converted into Common Stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all Common Stock and Preferred Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

	Beneficial Ownership(1)

					Common
					Stock and
	Number of		Number of		Preferred Stock
	Shares of		Shares of		Combined
	Common	Percent	Preferred	Percent	Voting Power
Beneficial Owner	Stock	of Total	Stock	of Total	Percentage

New Enterprise Associates 10, Limited Partnership(2)	5,424,491	16.7%	1,033,057	51.6%	23.6%
1119 St. Paul Street Baltimore, MD 21202
Novo Nordisk A/S(3)	6,686,335	22.6%	—	—	17.8%
Novo Alle DK-2880 Bagsvaerd, Denmark
State Street Research & Management Company(4)	2,380,340	8.1%	—	—	6.3%
One Financial Center Boston, MA 02111
Entities associated with RS Investment Management Co. LLC(5)	2,280,500	7.7%	—	—	6.1%
388 Market Street, Suite 200 San Francisco, CA 94111
Entities associated with Dr. Lindsay Rosenwald(6)	1,463,006	5.0%	—	—	3.9%
787 Seventh Avenue, 48th Floor New York, NY 10019
Richard P. Thompson(7)	985,312	3.3%	—	—	2.6%
Federated Kaufmann Fund(8)	650,000	2.2%	250,000	12.5%	4.3%
1001 Liberty Avenue Pittsburgh, PA 15222
MPM BioEquities Master Fund LP(9)	537,188	1.8%	206,611	10.3%	3.6%
601 Gateway Blvd., Suite 360 South San Francisco, CA 94080
Domain Public Equity Partners, LP(10)	402,890	1.3%	154,958	7.7%	2.7%
One Palmer Square Princeton, NJ 08542
Camden Partners Strategic Fund II-A, LP(11)	368,160	1.2%	141,600	7.1%	2.5%
c/o Camden Partners, Inc. One South Street, Suite 2150 Baltimore, MD 21202
Castle Creek Healthcare Partners LLC(12)	268,593	*	103,305	5.2%	1.8%
111 West Jackson Blvd., Ste. 2020 Chicago, IL 60604
CC Lifescience, Ltd.(13)	268,593	*	103,305	5.2%	1.8%
c/o Castle Creek Healthcare Partners LLC 111 West Jackson Blvd., Ste. 2020 Chicago, IL 60604

	Beneficial Ownership(1)

					Common
					Stock and
	Number of		Number of		Preferred Stock
	Shares of		Shares of		Combined
	Common	Percent	Preferred	Percent	Voting Power
Beneficial Owner	Stock	of Total	Stock	of Total	Percentage

Stephen Farr, Ph.D.(14)	378,804	1.3%	—	—	1.0%
Babatunde A. Otulana(15)	370,565	1.2%	—	—	1.0%
Igor Gonda, Ph.D.(16)	230,339	*	—	—	*
Klaus Kohl(17)	220,000	*	—	—	*
Virgil D. Thompson(18)	122,500	*	—	—	*
Wayne I. Roe (19)	70,212	*	—	—	*
Frank H. Barker (20)	70,212	*	—	—	*
Stan M. Benson (21)	47,500	*	—	—	*
John M. Nehra (22)	20,000	*	—	—	*
All Officers and Directors as a group (15 persons)(23)	3,678,452	11.3%	—	—	9.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,543,883 shares of Common Stock and 2,001,236 shares of Preferred Stock (convertible at any time into 8,004,944 shares of Common Stock) outstanding on February 28, 2002, adjusted as required by rules promulgated by the SEC.

(2)	Includes 2,489,585 shares and warrants to purchase an aggregate of 2,934,906 shares held by New Enterprise Associates 10, Limited Partnership, a Delaware limited partnership (“NEA 10”). In addition, NEA 10 holds 1,033,057 shares of the Company’s Preferred Stock that are convertible at any time into 4,132,228 shares of Common Stock. According to a Schedule 13D dated December 21, 2001, and filed jointly by NEA 10, NEA Partners 10, Limited Partnership, Stewart Alsop, James Barrett, Peter J. Barris, Robert T. Coneybeer, Nancy L. Dorman, Ronald H. Kase, C. Richard Kramlich, Thomas C. McConnell, Peter T. Morris, Charles W. Newhall III, Mark W. Perry and Scott D. Sandell, each of the aforementioned general partners of NEA 10 has shared dispositive and shared voting power with respect to the shares held by NEA 10. Each of the aforementioned disclaims beneficial ownership as to the shares held by NEA 10, except to the extent of their pecuniary interest therein.

(3)	Represents 6,686,335 shares held by Novo Nordisk A/S, a publicly quoted Danish company. According to a Schedule 13D dated October 22, 2001, Novo Nordisk A/S holds the shares through Novo Nordisk Pharmaceuticals, Inc., a Delaware corporation. Novo Nordisk Pharmaceuticals is a wholly-owned subsidiary of Novo Nordisk of North America, Inc., a Delaware corporation. Novo Nordisk North America is wholly owned by Novo Nordisk A/S. Novo A/S, a private limited Danish company, owns approximately 25.1% of Novo Nordisk A/S’s total share capital, representing approximately 69.7% of the voting rights of Novo Nordisk A/S and may be deemed to control Novo Nordisk A/S. Novo A/S is a wholly-owned subsidiary of Novo Nordisk Foundation, a self-governing and self-owned foundation.

(4)	According to information provided by the shareholder, State Street Research & Management Company (“SSRM”) is a registered investment advisor under Sec. 203 of the Investment Advisors Act of 1940. The 2,380,340 shares reported are owned by various clients of SSRM. SSRM disclaims any beneficial ownership in such shares.

(5)	According to information contained in a Schedule 13G dated February 14, 2002, R.S. Investment Management, L.P., a registered investment advisor, RS Investment Management Co. LLC, a holding company, and RS Diversified Growth Fund, an investment company, share voting and dispositive power with respect to the shares.

(6)	Represents 423,474 shares held by Aries Domestic Fund, L.P., 154,021 shares held by Aries Domestic Fund II, L.P. and 885,511 shares held by The Aries Master Fund. Dr. Rosenwald is the sole stockholder of Paramount Capital Asset Management, Inc., the general partner of Aries Domestic Fund L.P. and Aries Domestic Fund II, L.P. and the investment manager to Aries Master Fund.

(7)	Includes 109,613 shares held by Mr. Thompson, 100 shares held by a member of Mr. Thompson’s immediate family, 190,599 shares held by the Thompson Family Trust and 15,000 shares held by Thompson Family Partners. Mr. Thompson is a co-trustee of the Thompson Family Trust and a General Partner of Thompson Family Partners and, as such, may be deemed to share voting and investment power with respect to the shares held by the Thompson Family Trust and Thompson Family Partners. Mr. Thompson disclaims beneficial ownership of the shares held by his family members, the Thompson Family Trust and Thompson Family Partnership except to the extent of his pecuniary and proportionate partnership interest arising from his interest therein. Includes 670,000 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(8)	Includes 650,000 shares of Common Stock issuable upon exercise of a warrant.

(9)	Includes 537,188 shares of Common Stock issuable upon exercise of a warrant.

(10)	Includes 402,890 shares of Common Stock issuable upon exercise of a warrant.

(11)	Includes 368,160 shares of Common Stock issuable upon exercise of a warrant.

(12)	Includes 268,593 shares of Common Stock issuable upon exercise of a warrant.

(13)	Includes 268,593 shares of Common Stock issuable upon exercise of a warrant.

(14)	Includes 327,500 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(15)	Includes 365,000 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(16)	Includes 125,081 shares held by Dr. Gonda and 1,200 shares held by members of Dr. Gonda’s immediate family. Dr. Gonda disclaims beneficial ownership of such shares. Includes 104,058 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(17)	Includes 220,000 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(18)	Includes 103,000 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(19)	Includes 70,712 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(20)	Includes 70,712 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(21)	Includes 47,500 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares.

(22)	Includes 20,000 shares subject to options exercisable within 60 days of February 28, 2002, subject to repurchase of unvested shares. Does not include 9,556,719 shares, including shares of Common Stock issuable upon conversion of Preferred Stock, beneficially owned by NEA 10. Mr. Nehra is a director of the Company and a limited partner of NEA Partners 10, the general partner of NEA 10. Mr. Nehra disclaims beneficial ownership of the shares held by NEA 10 except to the extend of his pecuniary interest therein.

(23)	See footnotes (1) through (22) above, as applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report covering one transaction was filed late for Igor Gonda, Ph.D.

EXECUTIVE COMPENSATION

Compensation Of Directors

      Each non-employee director of the Company receives a fee of $3,000 per meeting. In the year ended December 31, 2001, the total compensation paid to non-employee directors was $66,000. The Company’s directors are reimbursed for certain expenses incurred in connection with their attendance at Board of Directors and committee meetings in accordance with Company policy.

      Each non-employee director is also eligible to receive stock option grants under the Company’s 1996 Plan. During the last fiscal year, the Company granted 40,000 shares to Frank H. Barker, Stan M. Benson, Wayne I. Roe and Virgil D. Thompson at an exercise price of $5.75 per share, 20,000 shares to Stan M. Benson at an exercise price of $5.75 per share and 20,000 shares to John M. Nehra at an exercise price of $5.51 per share. As of December 31, 2001, non-employee directors held options to purchase an aggregate of 185,924 shares of the Company’s Common Stock.

Compensation Of Executive Officers

      The following table shows for the fiscal years ended December 31, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and other four most highly compensated executive officers at December 31, 2001 and one former executive officer who resigned from his office during fiscal year 2001 (the “Named Executive Officers”). In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of the Company’s salaried employees and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus contained in the table.

SUMMARY COMPENSATION TABLE

				Long-Term and
		Annual Compensation		Other Compensation

				Securities
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)

Richard P. Thompson	2001	340,000	129,000	200,000	4,212(7)
Chairman, President and Chief	2000	298,000	79,000	50,000	—
Executive Officer	1999	276,000	75,000	30,000	—
Igor Gonda, Ph.D (1)	2001	230,000	44,000	75,000	5,150(7)
Former Chief Scientific Officer	2000	221,000	42,000	60,000	—
	1999	188,000	41,000	30,000	—
Babatunde A. Otulana, M.D.	2001	218,000	40,000	100,000	10,420(2	)(7)
Vice President Clinical and	2000	195,000	37,000	40,000	28,000(3)
Regulatory Affairs	1999	170,000	37,000	30,000	39,000(4)
Stephen Farr, Ph.D.	2001	195,000	39,000	100,000	2,475(7)
Vice President Research and	2000	189,000	36,000	60,000	—
Development	1999	154,000	36,000	20,000	—
Bikash J. Chatterjee	2001	198,000	36,000	90,000	4,716(7)
Vice President Operations	2000	149,000	33,000	40,000	—
	1999	149,000	33,000	30,000	—
Klaus Kohl(5)	2001	190,000	35,000	120,000	13,000(6)
Vice President Quality	2000	40,000	8,000	—	19,000(8)

(1)	Dr. Gonda resigned as Chief Scientific Officer of the Company in November 2001. Dr. Gonda remains a director of the Company.

(2)	In 2001, Mr. Otulana was reimbursed by the Company for moving expenses in the amount of $6,000.

(3)	In 2000, Mr. Otulana was reimbursed by the Company for moving expenses in the amount of $28,000.

(4)	In 1999, Mr. Otulana was reimbursed by the Company for moving expenses in the amount of $39,000.

(5)	Mr. Kohl joined the Company as its Vice President Quality in October 2000.

(6)	In 2001, Mr. Kohl was reimbursed by the Company for moving expenses in the amount of $13,000.

(7)	Represents matching contributions paid by the Company under the Company’s 401(k) plan to the Named Executive Officers.

(8)	In 2000, Mr. Kohl was reimbursed by the Company for moving expenses in the amount of $19,000.

STOCK OPTION GRANTS AND EXERCISES

      The following table presents each grant of stock options made to each of the Named Executive Officers during the year ended December 31, 2001. The Company grants options to it executive officers under its 1996 Plan. These options vest quarterly over a four-year period. The options will fully vest upon a change of control, as defined in the 1996 Plan, unless the acquiring company assumes the options or substitutes similar options. The Board of Directors may reprice options under the terms of the 1996 Plan. In the year ended December 31, 2001, the Company granted to its employees options to purchase a total of 1,880,310 shares of its Common Stock.

      Potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated rate compounded annually until the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are required by the rules of the SEC and do not represent the Company’s estimate or projection of the future Common Stock price.

	Individual Grants
					Potential Realizable
	Number				Value at Assumed
	of	% of Total			Annual Rates of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying	Granted to	or Base		Option Term($)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/SH)	Date	5%	10%

Richard P. Thompson	100,000	5.2	3.44	09/19/11	216,340	548,247
	100,000	5.2	6.00	03/14/11	377,337	956,246
Igor Gonda, Ph.D.	40,000	2.1	3.44	09/19/11	86,536	219,299
	35,000	1.8	6.00	03/14/11	132,068	334,686
Babatunde A. Otulana, M.D.	40,000	2.1	3.44	09/19/11	86,536	219,299
	60,000	3.1	6.00	03/14/11	226,402	573,747
Stephen Farr, Ph.D.	40,000	2.1	3.44	09/19/11	86,536	219,299
	60,000	3.1	6.00	03/14/11	226,402	573,747
Bikash J. Chatterjee	40,000	2.1	3.44	09/19/11	86,536	219,299
	50,000	2.6	6.00	03/14/11	188,668	478,123
Klaus Kohl	100,000	5.2	3.44	09/19/11	216,340	548,247
	20,000	1.0	6.00	03/14/11	75,467	191,249

OPTION EXERCISES AND YEAR END OPTION VALUES

      No Named Executive Officers exercised any options during 2001. Options granted under the 1996 Plan are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares at the original exercise price paid per share upon termination of employment. The value of in-the-money options is based on the fair market value of the Company’s Common Stock at December 31, 2001, which was $7.10 per share, minus the exercise price payable of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at FY-End (#)		at FY-End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard P. Thompson	420,000	—	477,500	—
Igor Gonda, Ph.D.	220,000	—	186,400	—
Babatunde A. Otulana, M.D.	235,000	—	213,900	—
Stephen Farr, Ph.D	197,000	—	226,675	—
Bikash J. Chatterjee	210,000	—	161,400	—
Klaus Kohl	100,000	—	366,000	—

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION*

      The Compensation Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors. The Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock option grants. The Committee annually evaluates the performance, and determines the level of compensation, of the Chief Executive Officer (“CEO”), and the other executive officers of the Company based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other biotechnology companies. The CEO is not present during the discussion of his compensation.

      The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets.

      In general, the salaries of executive officers are based upon a review of surveys of publicly-held biotechnology companies of a similar size to the Company in terms of number of persons employed. Based upon such surveys, the executive officers’ salaries are set at the beginning of a fiscal year in the low- to mid-range as compared to other biotechnology companies described above. The salaries are adjusted at such time within such range based upon whether an executive officer met specific individual performance goals. Such individual performance goals are based upon the officer’s contribution toward Company goals. For the fiscal year ended December 31, 2001, the average increase in the salaries of the executive officers, including the CEO, was 10.1%.

      Target bonuses of executive officers are based upon the surveys of other biotechnology companies described above and are set at the beginning of each fiscal year as a percentage of base salary, which percentage is in the mid-range as compared to such other biotechnology companies. Actual bonuses are paid at the end of each fiscal year and may be above or below target depending on whether certain corporate goals have been met during the year. The set of corporate goals is the same for all executive officers. Because the Company is a development stage company, the corporate goals are based upon product development and financing objectives rather than the operating performance of the Company. The Committee assigns a weight to each goal according to whether it was attained or surpassed. The bonus is capped at 150% of the target percentage based on maximum goal achievement.

      In recommending stock options for executive officers, the Committee considers individual performance, overall contribution to the Company and the total number of stock options to be awarded. The level of stock option awards is also based upon the surveys of other biotechnology companies described above. After considering the criteria relating to awarding stock options, the Committee determined that nine executive officers, including the CEO, would receive option grants in the fiscal year ended December 31, 2001.

      The Committee generally uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO, except that during 2001 the CEO’s bonus was based on performance targets in product development and levels of financing achieved. The corporate goals used in adjusting the salary of the CEO are the same as the corporate goals utilized in adjusting the salaries of all executive officers. The CEO’s salary and bonus are determined based on comparisons with other biotechnology companies and adjusted according to corporate performance as described above. During 2001, the CEO received an increase in salary of 15% and a bonus that was 37.5% of

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

the target bonus. In awarding stock options, the Committee considers the CEO’s performance, overall contribution to the Company, the total number of options awarded and the level of options granted by other biotechnology companies as described above. Based on such criteria, the CEO received options to purchase an aggregate of 200,000 shares of the Company’s Common Stock for the fiscal year ended December 31, 2001. Compared to other biotechnology companies as described above, the CEO’s salary and stock options are in the low- to mid-range.

      Section 162(m) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers during a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any United States Treasury regulations and to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company.

      From the members of the Compensation Committee of Aradigm Corporation:

Stan M. Benson

Igor Gonda
Virgil D. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As noted above, the Company’s Compensation Committee currently consists of Stan M. Benson, Igor Gonda and Virgil D. Thompson. Wayne I. Roe was a member of the Committee during fiscal 2001 until December 2001, when Dr. Gonda joined the Committee. Dr. Gonda was an executive officer of the Company from August 2000 until November 2001. In December 1995, the Company issued and sold to Dr. Gonda, 150,000 shares of its Common Stock for an aggregate purchase price of $65,000, $58,500 of which was paid pursuant to a secured promissory note bearing interest at the rate of 5.91% per annum, with the principal and accrued but unpaid interest due and payable in October 2000. The largest aggregate amount of Dr. Gonda’s indebtedness to the Company during fiscal 2001 was $36,563. Dr. Gonda paid the entire balance of the loan during fiscal 2001.

PERFORMANCE MEASUREMENT COMPARISON*

      The following graph shows the total shareholder return of an investment of $100 in cash on December 31, 1996 for (i) the Company’s Common Stock, (ii) the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the “Nasdaq-US”) and (iii) the Nasdaq Pharmaceutical Index (the “Nasdaq-Pharmaceutical”). The total return for the Company’s stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company’s stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market (the “NM”). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NM. The Company’s Common Stock is traded on the NM and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

Comparison of 5 Year Cumulative Total Return

Among Aradigm Corporation,
the NASDAQ Stock Market (U.S.) Index
and the NASDAQ Pharmaceutical Index

	Cumulative Total Return

	12/96	12/97	12/98	12/99	12/00	12/01

ARADIGM CORPORATION	100.00	86.08	126.58	96.20	148.10	71.90
NASDAQ STOCK MARKET (U.S.)	100.00	122.48	172.68	320.89	193.01	153.15
NASDAQ PHARMACEUTICAL	100.00	103.05	130.81	246.64	307.65	262.17

*	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

      In May 1994, the Company issued and sold to Richard P. Thompson, President, Chief Executive Officer and a director of the Company, an aggregate of 225,000 shares of its Common Stock for an aggregate purchase price of $82,500, payable pursuant to a secured promissory note bearing interest at the rate of 7% per annum, with accrued but unpaid interest due and payable annually and the principal and remaining interest due and payable on July 1, 1999. In February 1996, the Company issued and sold to Mr. Thompson an aggregate of 106,596 shares of its Common Stock for an aggregate purchase price of $60,404, $54,364 of which was paid pursuant to a secured promissory note bearing interest at the rate of 5.45% per annum, with the principal and accrued but unpaid interest due and payable on February 28, 2001. The largest aggregate amount of Mr. Thompson’s indebtedness to the Company during fiscal 2001 was $27,625. Mr. Thompson paid the entire balance of the loans during fiscal 2001.

      In December 1995, the Company issued and sold to Dr. Gonda, a director and former executive officer of the Company, 150,000 shares of its Common Stock for an aggregate purchase price of $65,000, $58,500 of which was paid pursuant to a secured promissory note bearing interest at the rate of 5.91% per annum, with the principal and accrued but unpaid interest due and payable in October 2000. The largest aggregate amount of Dr. Gonda’s indebtedness to the Company during fiscal 2001 was $36,563. Dr. Gonda paid the entire balance of the loan during fiscal 2001.

      The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company’s Bylaws.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard P. Thompson
Chairman, President and Chief Executive
Officer

April 16, 2002

      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without charge upon written request to: Corporate Secretary, Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545. Copies may also be obtained without charge through the SEC’s World Wide Web address at http://www.sec.gov.

DETACH HERE

PROXY

ARADIGM CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2002

     The undersigned hereby appoints RICHARD P. THOMPSON and MICHAEL MOLKENTIN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Aradigm Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Aradigm Corporation to be held at the Crowne Plaza, 1221 Chess Drive, Foster City, California on Friday, May 17, 2002 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

[SEE REVERSE SIDE]	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	[SEE REVERSE SIDE]

ARADIGM CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

[X]	Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE “FOR” PROPOSAL 2.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

				FOR	AGAINST	ABSTAIN

1	To elect (01) Frank H. Barker, (02) Wayne I. Roe, (03) Richard P. Thompson, (04) Virgil D. Thompson, (05) Igor Gonda, (06) Stan M. Benson and (07) John M. Nehra, directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected	2	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.	[ ]	[ ]	[ ]

FOR [ ] ALL NOMINEES	[ ]	WITHHELD FROM ALL NOMINEES

[   ]_____________________________________
For all nominees except as
noted above

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating that if signer is a partnership, please sign in partnership name by authorized person.

Signature:_____________Date:____________Signature:_____________Date:____________